EXHIBIT 99.1
Cingular Wireless Reports Fourth-Quarter 2006 Results

■	Net income of $782 million, a year-over-year increase of 283% percent

■	2.4 million net subscriber additions, a company record, and 5.5 million gross additions, tying company record

■	Second quarter in a row of year-over-year ARPU growth

■	69 percent year-over-year increase in data revenues, 53 percent growth in data ARPU

■	Service revenues increase 13.1 percent

■	Total revenues up 10.2 percent

■	Normalized OIBDA margin of 34.4 percent, a year-over-year improvement of 340 basis points

■	Postpaid churn of 1.5 percent and overall churn of 1.8 percent

■	61 million cellular/PCS subscribers at quarter’s end, tops in the U.S.

■	Deployment of UMTS/HSDPA technology in 165 cities, including 73 of the top 100 markets

FOR RELEASE WEDNESDAY, JANUARY 24, 2007
ATLANTA — Cingular Wireless, which is now solely owned by AT&T Inc. (NYSE: T), today reported net income of $782 million for the fourth quarter of 2006, which is a year-over-year increase of over 283 percent.
     AT&T’s wireless unit also turned in its best quarter ever in net subscriber additions; attained, for the second quarter in a row, year-over-year ARPU growth, including another robust increase in data ARPU; and achieved double-digit growth in service and total revenues.
     “Our last quarter as a joint venture operating under the Cingular name was our best ever on a variety of fronts,” said Stan Sigman, the company’s president and CEO. “We achieved strong results by delivering on four strategic initiatives — build the best network, offer great products and services, create unmatched distribution, and improve customer service. Backed by the scale, scope, and capabilities of AT&T, we will continue to focus on these initiatives and offer our customers the flexibility and freedom of wireless services.”
     In the fourth quarter, the wireless unit reported 2.4 million net customer additions, its highest ever, driven by continued low churn and strong gross customer additions. This compares to 1.8 million in the year-ago quarter and to 1.4 million in the third quarter of 2006. In the fourth quarter, retail customers accounted for more than 1.6 million of total net adds, a company record.
     ARPU increased by nearly one percent in the fourth quarter, which was the second quarter in a row of year-over-year overall ARPU increase. This was driven by continued strong growth in data ARPU, which increased by 53 percent in the fourth quarter.
     The unit’s normalized OIBDA margin* was 34.4 percent, which was an improvement of 340 basis points compared to normalized year-ago results and a sequential decline of 120 points. The sequential decline resulted from seasonally lower roaming revenues and higher marketing and advertising costs, as well as from increased customer acquisition costs associated with the record gross customer additions during the company’s busiest selling period.
     Postpaid churn was 1.5 percent, which compares to 1.9 percent in the year-ago quarter and is flat compared to the third quarter of 2006.
     Overall monthly subscriber churn was 1.8 percent, which compares to 2.1 percent in the year-ago quarter and was flat compared to the third quarter of 2006.
     Gross additions for the fourth quarter were a record-tying 5.5 million, which compares to 5.1 million in the year-ago quarter and to 4.6 million in the third quarter of 2006.
     The wireless unit ended the fourth quarter of 2006 with 61.0 million cellular/PCS subscribers, tops among U.S. carriers, and a year-over-year increase of 6.8 million customers. In addition, Cingular’s Business Markets Group signed more than 1,000 new and renewed high-end service contracts in the quarter.
     During the fourth quarter of 2006, 99 percent of minutes were carried on Cingular’s GSM/UMTS/HSDPA network and 96 percent of the company’s subscriber base was GSM/UMTS/HSDPA-equipped.

     AT&T’s wireless unit operates the nation’s largest digital voice and data network. GSM is the world’s most widely used wireless technology. Through roaming alliances with other GSM-based providers around the world, Cingular provides the largest global presence of any U.S. wireless carrier, with voice coverage in 190 countries and data roaming in 120.
Fourth-quarter financial results

■
In the fourth quarter of 2006, Cingular’s total revenues were $9.8 billion, up 10.2 percent over revenues for the year-ago quarter and up 2.1 percent compared to the third quarter of 2006. Service revenues, which exclude revenues from sales of handsets and accessories, were $8.8 billion, which is a year-over-year increase of 13.1 percent and a sequential improvement of 1.5 percent.

■
ARPU increased to $49.29. This compares to $48.86 in the year ago quarter and to $49.76 in the third quarter of 2006. Continued growth in data ARPU contributed to the year-over-year increase in overall ARPU.

■
Data ARPU increased to $7.19. This represents a year-over-year improvement of 53 percent and a sequential jump of 14 percent. Data ARPU growth was spurred by the increasing popularity of downloadable games, ringtones, mobile instant messaging, mobile email, photo messaging, and media bundles. In addition, text messaging continued to grow. In the fourth quarter of 2006, the company had more than 32 million active data customers, and delivered nearly 180 million multi-media messages and more than 12 billion text messages.

■
Reported operating expenses were $8.4 billion, which included $115 million in OIBDA-affecting merger integration costs and $109 million non-cash merger integration costs, for a total of $224 million. Operating expenses also included $292 million in non-cash amortization of intangibles as part of the 2004 merger with AT&T Wireless.

■
Reported fourth-quarter operating income margin was 13.6 percent, up from 6.2 percent in the year-ago quarter. Normalized for merger-related costs, operating income margin was 18.9 percent, up from 14.4 percent in the fourth quarter of 2005.

■
Reported OIBDA margin was 33.1 percent. Normalized OIBDA margin* was 34.4 percent, which is an improvement of 340 basis points compared to normalized year-ago results and a sequential decline of 120 points.

■
Reported operating income was $1.3 billion, which compares to $549 million in the year-ago quarter and to $1.4 billion in the third quarter of 2006. Normalized operating income was $1.8 billion, which compares to $1.3 billion in the year-ago quarter and to $1.9 billion in the third quarter of 2006.

■
Reported net income was $782 million, which compares to $204 million in the year-ago quarter and to $847 million in the third quarter of 2006. Normalized net income was $1.2 billion, which compares to $811 million in the year-ago quarter and to $1.2 billion in the third quarter of 2006.

■
Capital expenditures in the fourth quarter were $2.2 billion. These were driven by, among other developments: the continued introduction of Cingular’s powerful UMTS/HSDPA 3G technology, now in 165 cities, including 73 of the top 100 markets; ongoing, rapidly accelerating improvements in network coverage and quality; and merger integration activities.

Fourth-quarter highlights and initiatives

■
AT&T’s wireless unit continued its aggressive deployment of its 3G UMTS/HSDPA network throughout the country, which offers mobile wireless broadband connections averaging 400-700 kilobits per second. Customers can use the 3G connections in 165 cities, including 73 of the top 100 markets, to access e-mail and information services or watch streaming video clips using Cingular Video.

■
Cingular introduced the BlackJack ™, a robust, slim smart device that has the power and features that appeal to business customers and consumers alike. With the BlackJack, customers get rich entertainment features, powerful business applications, Windows Mobile ® 5.0, and Cingular’s 3G-eanbled BroadbandConnect service. The product has already received rave reviews and wide acceptance by customers.

■
Continuing its leadership in wireless entertainment, Cingular introduced Cingular Music™, which is the most comprehensive music subscription service of its kind ever offered by a U.S. wireless carrier. It gives customers access to the largest collection of music content available on a wireless handset from such online retailers as Napster, Yahoo!, and XM Satellite Radio. Customers can enjoy their music on handsets such as the Cingular SYNC ™ by Samsung, a sleek new 3G multimedia clamshell.

■
AT&T’s wireless unit also announced an exclusive arrangement with MySpace.com, the world’s leading lifestyle portal, which gives Cingular customers the ability to edit MySpace profiles, view and add friends, post photos and blogs, send and receive MySpace messages, and much more — all from their wireless phone.

■
Cingular continued to introduce innovative new products and services for business customers, including, an array of smartphones and PDAs. In just over a one-month period leading into the holiday shopping season, the wireless unit introduced, among other products, the Cingular 8525 Pocket PC, the first business-oriented handheld device in the U.S. to have international 3G capabilities; the BlackBerry® Pearl™, with Push-to-Talk talk capabilities; the HP

iPAQ hw6920 series Mobile Messenger; the Palm® Treo™ 680; and the HP Compaq nc6400 Notebook PC, the first notebook in the U.S. to feature built-in global 3G capabilities.

■
The wireless unit also signed more than 1,000 new and renewed high-end service contracts during the fourth quarter of 2006. These included business and government accounts such as Chicago Public Schools, FujiFilm USA, Lawrence Livermore National Laboratory, Manpower, U.S. Department of Justice Criminal Justice Division, and the U.S. Food and Drug Administration.

■
As the fourth quarter was ending and the new year just beginning, Apple® and Cingular announced that Cingular will be Apple’s exclusive U.S. carrier for Apple’s revolutionary iPhone. As part of this multi-year relationship, Apple and Cingular are working together to provide innovative new features to mobile phone users, such as iPhone’s pioneering and unique Visual Voicemail, a first on any mobile phone in the world.

Conference Call with Investment Community
     Cingular will hold a conference call with the investment community beginning at 10:00 a.m. (Eastern) on January 24. Operational and financial results for the quarter will be discussed during the call.
     The conference call will be webcast and archived on AT&T’s website at www.att.com/investor.relations.
     Cingular’s fourth quarter 2006 news release and downloadable financial statements will be available on the www.cingular.com website beginning at 8:00 a.m. (Eastern) on January 24.
     Dial-in information for the conference call is as follows:

Domestic: 866-406-3487 International: 630-691-2771 Passcode: 16564767# Replay: 877-213-9653 (Domestic) Replay: 630-652-3041 (International) Passcode: 16564767# Replays will be available for five days.
*	OIBDA margin is operating income (loss) before depreciation and amortization, divided by total service revenues. OIBDA margins and comparative calculations mentioned in the news release reflect normalization for merger-related integration costs.
About AT&T
AT&T Inc. is a premier communications holding company in the United States and around the world, with operating subsidiaries providing services under the AT&T brand. AT&T is the recognized world leader in providing IP-based communications services to business and the U.S. leader in providing wireless, high speed Internet access, local and long distance voice, and directory publishing and advertising services. As part of its “three screen” integration strategy, AT&T is expanding video entertainment offerings to include such next-generation television services as AT&T U-verseSM TV. Additional information about AT&T Inc. and the products and services provided by AT&T subsidiaries and affiliates is available at www.att.com.

FORWARD-LOOKING INFORMATION
In addition to historical information, this document and the conference call referred to above may contain forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include:
—	the pervasive and intensifying competition in all markets where Cingular operates;

—	delays or inability of vendors to deliver hardware, software, handsets or network equipment, including failure to deliver such equipment free of claims, including patent claims, of other parties;

—	impediments to continued growth of Cingular’s data services due to lack of popular applications, terminal equipment, advanced technology and other factors;

—	sluggish economic and employment conditions in the markets Cingular serves;

—	the final outcome of FCC proceedings, including rulemakings, and judicial review, if any, of such proceedings;

—	enactment of additional state and federal laws, regulations and requirements pertaining to Cingular’s operations; and

—	the outcome of pending or threatened complaints and litigation.
     Such forward-looking information is given as of this date only, and neither Cingular nor AT&T assumes any duty to update this information.